Exhibit 99.1
San Jose Mercury News, Contra Costa Times,
The Monterey County Herald and St. Paul Pioneer Press
Combined Financial Statements

San Jose Mercury News, Contra Costa Times,
The Monterey County Herald and St. Paul Pioneer Press
Index to Combined Financial Statements

Page
Report of Independent Registered Public Accounting Firm	1

Combined Statements of Assets Acquired and Liabilities Assumed as of December 25, 2005, December 26, 2004 and June 25, 2006 (unaudited)	2

Combined Statements of Operations for the Fiscal Years Ended December 25, 2005, December 26, 2004, December 28, 2003 and the six months ended June 25, 2006 (unaudited)	4

Combined Statements of Changes in Net Assets Acquired for the Fiscal Years Ended December 25, 2005, December 26, 2004, December 28, 2003 and the six months ended June 25, 2006 (unaudited)	5

Combined Statements of Cash Flows for the Fiscal Years Ended December 25, 2005, December 26, 2004, December 28, 2003 and the six months ended June 25, 2006 (unaudited)	6

Notes to Combined Financial Statements	7

i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
MediaNews Group, Inc.
     We have audited the accompanying combined statements of assets acquired and liabilities assumed of the San Jose Mercury News, Contra Costa Times, The Monterey County Herald and St. Paul Pioneer Press and their related publications (the “Acquired Newspapers”) as of December 25, 2005 and December 26, 2004, and the related combined statements of operations, changes in net assets acquired and cash flows for each of the three years in the period ended December 25, 2005. These financial statements are the responsibility of the Acquired Newspapers’ management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Acquired Newspapers’ internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Acquired Newspapers’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Acquired Newspapers at December 25, 2005 and December 26, 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 25, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Ernst & Young LLP
October 12, 2006
Denver, Colorado

SAN JOSE MERCURY NEWS, CONTRA COSTA TIMES,
THE MONTEREY COUNTY HERALD AND ST. PAUL PIONEER PRESS
COMBINED STATEMENTS OF ASSETS ACQUIRED
AND LIABILITIES ASSUMED

			Unaudited
	December 25,	December 26,	June 25,
	2005	2004	2006
	(Dollars in thousands)
CURRENT ASSETS
Trade accounts receivable, less allowance for doubtful accounts of $4,159, $3,522 and $4,022 (unaudited) at December 25, 2005, December 26, 2004 and June 25, 2006, respectively	$85,227	$75,093	$65,563
Other receivables	1,397	1,976	1,021
Inventories of newsprint and supplies	8,923	9,030	9,570
Prepaid expenses and other assets	4,038	4,332	3,645

TOTAL CURRENT ASSETS	99,585	90,431	79,799

PROPERTY, PLANT AND EQUIPMENT
Land	15,813	15,813	15,813
Buildings and improvements	81,028	81,013	81,056
Machinery and equipment	248,213	246,457	240,195
Construction in progress	2,895	3,879	4,215

TOTAL PROPERTY, PLANT AND EQUIPMENT	347,949	347,162	341,279
Less accumulated depreciation and amortization	(243,896)	(235,705)	(242,702)

NET PROPERTY, PLANT AND EQUIPMENT	104,053	111,457	98,577

OTHER ASSETS
Subscriber accounts, less accumulated amortization of $1,528, $1,345 and $1,619 (unaudited) at December 25, 2005, December 24, 2004 and June 25, 2006, respectively	304	487	213
Excess of cost over fair value of net assets acquired	265,395	229,234	265,522
Newspaper mastheads	4,861	2,008	4,861
Covenants not to compete and other identifiable intangible assets, less accumulated amortization of $17,521, $15,631 and $18,645 (unaudited) at December 25, 2005, December 24, 2004 and June 25, 2006, respectively	14,766	19,918	13,642
Other	977	1,194	688

TOTAL OTHER ASSETS	286,303	252,841	284,926

TOTAL ASSETS	$489,941	$454,729	$463,302

See notes to combined financial statements

SAN JOSE MERCURY NEWS, CONTRA COSTA TIMES,
THE MONTEREY COUNTY HERALD AND ST. PAUL PIONEER PRESS
COMBINED STATEMENTS OF ASSETS ACQUIRED
AND LIABILITIES ASSUMED

			Unaudited
	December 25, 2005	December 26, 2004	June 25, 2006
	(Dollars in thousands)
CURRENT LIABILITIES
Trade accounts payable	$6,299	$6,217	$7,056
Accrued employee compensation	18,510	20,362	17,418
Other accrued liabilities	11,381	9,739	9,197
Unearned income	15,854	18,211	15,516

TOTAL CURRENT LIABILITIES	52,044	54,529	49,187

OTHER LIABILITIES	48,114	40,172	48,622

DEFERRED INCOME TAXES, NET	66,727	57,799	68,992

NET ASSETS ACQUIRED	323,056	302,229	296,501

TOTAL LIABILITIES AND NET ASSETS ACQUIRED	$489,941	$454,729	$463,302

See notes to combined financial statements

SAN JOSE MERCURY NEWS, CONTRA COSTA TIMES,
THE MONTEREY COUNTY HERALD AND ST. PAUL PIONEER PRESS
COMBINED STATEMENTS OF OPERATIONS

				Unaudited
				Six Months
	Fiscal Years Ended			Ended
	December 25,	December 26,	December 28,	June 25,
	2005	2004	2003	2006
	(Dollars in thousands)
REVENUES
Advertising	$453,225	$432,383	$426,790	$229,564
Circulation	84,031	87,366	90,401	41,546
Other	17,496	19,061	18,728	8,583

TOTAL REVENUES	554,752	538,810	535,919	279,693

COSTS AND EXPENSES
Cost of sales	187,318	186,719	185,086	95,315
Selling, general and administrative	283,760	268,995	264,914	146,497
Depreciation and amortization	17,621	19,113	21,010	9,263
Management fees	28,217	27,224	25,770	15,505

TOTAL COSTS AND EXPENSES	516,916	502,051	496,780	266,580

INCOME BEFORE INCOME TAXES	37,836	36,759	39,139	13,113

INCOME TAX EXPENSE	15,459	15,268	16,219	5,344

NET INCOME	$22,377	$21,491	$22,920	$7,769

See notes to combined financial statements

SAN JOSE MERCURY NEWS, CONTRA COSTA TIMES,
THE MONTEREY COUNTY HERALD AND ST. PAUL PIONEER PRESS
COMBINED STATEMENTS OF CHANGES IN NET ASSETS ACQUIRED

		Accumulated
		Other
	Net Activity	Comprehensive	Retained	Net Assets
	With Parent	Loss	Earnings	Acquired
	(Dollars in thousands)
BALANCE AT DECEMBER 29, 2002	$167,512	$(30,077)	$201,375	$338,810
Net activity with parent	(31,573)			(31,573)
Comprehensive income:
Minimum pension liability adjustment, net of tax expense of $1,042		1,510		1,510
Net income			22,920	22,920

Comprehensive income				24,430

BALANCE AT DECEMBER 28, 2003	135,939	(28,567)	224,295	331,667
Net activity with parent	(49,886)			(49,886)
Comprehensive income:
Minimum pension liability adjustment, net of tax benefit of $742		(1,043)		(1,043)
Net income			21,491	21,491

Comprehensive income				20,448

BALANCE AT DECEMBER 26, 2004	86,053	(29,610)	245,786	302,229
Net activity with parent	563			563
Comprehensive income:
Minimum pension liability adjustment, net of tax benefit of $1,457		(2,113)		(2,113)
Net income			22,377	22,377

Comprehensive income				20,264

BALANCE AT DECEMBER 25, 2005	86,616	(31,723)	268,163	323,056
Net activity with parent (Unaudited)	(34,324)			(34,324)
Net income (Unaudited)			7,769	7,769

BALANCE AT JUNE 25, 2006 (Unaudited)	$52,292	$(31,723)	$275,932	$296,501

See notes to combined financial statements

SAN JOSE MERCURY NEWS, CONTRA COSTA TIMES,
THE MONTEREY COUNTY HERALD AND ST. PAUL PIONEER PRESS
COMBINED STATEMENTS OF CASH FLOWS

				Unaudited
				Six Months
	Fiscal Years Ended			Ended
	December 25,	December 26,	December 28,	June 25,
	2005	2004	2003	2006
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$22,377	$21,491	$22,920	$7,769
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15,548	17,128	19,025	8,089
Amortization	2,073	1,985	1,985	1,174
Net loss (gain), on sale of newspaper assets	128	(23)	160	(100)
Provision for losses on accounts receivable.	1,795	1,617	1,768	1,058
Deferred income tax expense	10,385	9,797	3,665	2,264
Change in defined benefit plan liabilities, workers’ compensation and other benefits, net of cash contributions	7,081	6,807	360	421
Change in operating assets and liabilities:
Accounts receivable	(9,665)	1,030	(10,767)	18,983
Inventories	107	(2,441)	4,778	(648)
Prepaid expenses and other assets	295	(2,192)	5	393
Accounts payable and accrued liabilities	(128)	(1,743)	(4,855)	(2,519)
Unearned income	(2,358)	3,935	292	(338)
Change in other assets and liabilities, net.	464	532	(494)	(61)

NET CASH FLOWS FROM OPERATING ACTIVITIES	48,102	57,923	38,842	36,485

CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisitions, net of cash acquired.	(40,590)	—	—	—
Capital expenditures	(8,075)	(8,037)	(7,269)	(2,161)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(48,665)	(8,037)	(7,269)	(2,161)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net transactions with parent	563	(49,886)	(31,573)	(34,324)

NET CASH FLOWS FROM FINANCING ACTIVITIES	563	(49,886)	(31,573)	(34,324)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$—	$—	$—	$—

See notes to combined financial statements

Notes to Combined Financial Statements
Note 1. Summary of Significant Accounting Policies
     On June 27, 2006, The McClatchy Company (“McClatchy”) purchased Knight Ridder, Inc., which included the San Jose Mercury News, Contra Costa Times, The Monterey County Herald and St. Paul Pioneer Press. On August 2, 2006, MediaNews Group, Inc. (the “Company” or “MediaNews”) and McClatchy consummated the closing under a Stock and Asset Purchase Agreement dated as of April 26, 2006, between the Company and McClatchy, pursuant to which the California Newspapers Partnership, a 54.23% owned subsidiary of the Company, purchased the San Jose Mercury News and Contra Costa Times and related publications and Web sites for $736.8 million.
     On August 2, 2006, The Hearst Corporation (“Hearst”) and McClatchy consummated the closing under a Stock and Asset Purchase Agreement dated as of April 26, 2006, between Hearst and McClatchy, pursuant to which Hearst purchased The Monterey County Herald and the St. Paul Pioneer Press and related publications and Web sites for $263.2 million.
     On August 2, 2006, the Company and Hearst entered into a Stock Purchase Agreement (the “MediaNews/Hearst Agreement”) pursuant to which (i) Hearst agreed to make an equity investment of $299.4 million (subject to adjustment under certain circumstances) in the Company (such investment will not include any governance or economic rights or interest in the Company’s publications in the San Francisco Bay area) and (ii) the Company has agreed to purchase from Hearst The Monterey County Herald and the St. Paul Pioneer Press with a portion of the Hearst equity investment in the Company. The equity investment will afford Hearst an equity interest of approximately 30% (subject to adjustment in certain circumstances) in the Company’s publications outside the San Francisco Bay area. The equity investment by Hearst in the Company is subject to regulatory approval, and a review is currently underway by the Antitrust Division of the Department of Justice. The Antitrust Division has requested information and documents in connection with this review, and the Company is in the process of responding to the request. The Company has agreed to manage The Monterey County Herald and St. Paul Pioneer Press during the period of ownership by Hearst. Under its agreement with Hearst, MediaNews has all of the economic risks and rewards associated with ownership of these two newspapers, and is entitled contractually to retain all of the cash flows generated by them as a management fee. As a result, the Company will consolidate the financial statements of The Monterey County Herald and the St. Paul Pioneer Press commencing August 2, 2006.
     The accompanying financial statements are reported on a fiscal year ending on the last Sunday in the calendar year. Results for each of the fiscal years presented are for 52 weeks. Results for June 25, 2006 are for 26 weeks (six months ended). The unaudited combined statements as of and for the six months ended June 25, 2006 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the six months ended June 25, 2006 are not necessarily indicative of the results that may be expected for future interim periods.
     The combined financial statements include all of the accounts of the San Jose Mercury News, Contra Costa Times, The Monterey County Herald and St. Paul Pioneer Press and their related publications and Web sites (the “Acquired Newspapers”). All significant intercompany transactions and account balances between the Acquired Newspapers have been eliminated.
Revenue recognition
     Primary sources of revenue for the Acquired Newspapers are from the sales of advertising space in published issues of its newspapers and on interactive Web sites owned by, or affiliated with, the Acquired Newspapers and from sales of newspapers to distributors and individual subscribers. Newspaper advertising revenue is recorded when advertisements are published in newspapers. Proceeds from newspaper subscriptions are deferred and are recognized in revenue ratably over the term of the subscriptions. Revenue is recorded net of estimated incentive offerings, including special pricing agreements, promotions and other volume-based incentives. Revisions to these estimates are charged to income in the period in which the facts that give rise to the revision become known.

Accounts receivable
     Accounts receivable are primarily from advertisers and newspaper subscribers. The Acquired Newspapers extend unsecured credit to most of their customers. The Acquired Newspapers recognize that extending credit and setting appropriate reserves for receivables is largely a subjective decision based on knowledge of the customer and the industry. The level of credit is influenced by the customer’s credit history with each of the Acquired Newspapers and other available information, including industry-specific data.
     The Acquired Newspapers maintain reserve accounts for estimated losses resulting from the inability of their customers to make required payments. The Acquired Newspapers use a combination of the percentage-of-sales, specific identification and the aging-of-accounts-receivable methods to establish allowances for losses on accounts receivable.
     The Acquired Newspapers also maintain reserves for estimated adjustments to customer invoices resulting mostly from disputes, in the normal course of business related to size, placement or color of the ad. The Acquired Newspapers base their estimates on historical trends and current customer-specific information.
     The Acquired Newspapers also enter into barter transactions with other businesses and exchange their advertising and circulation for advertising products and distribution rights for their newspapers. The barter transactions, typically with terms of one year or less, are valued at fair market value based on their advertising rates for the particular type of advertisement. At December 25, 2005 and December 26, 2004, the Acquired Newspapers had approximately $0.5 million of future media advertisement, products and services arising from bartered transactions in accounts receivable, which will be charged to expense as they are used. The Acquired Newspapers also have as of December 25, 2005 and December 26, 2004 $0.4 million and $0.7 million in deferred advertising and circulation revenue arising from bartered transactions, respectively, which will be recorded as revenue when the advertisements are published and/or the copies are delivered. During fiscal years 2005, 2004 and 2003, the Acquired Newspapers recognized $2.7 million, $2.0 million and $0.2 million, respectively, in bartered advertising and circulation revenue and recognized $2.2 million, $2.2 million and $0.2 million, respectively, in barter advertising and circulation expense.
     The Acquired Newspapers periodically assess the recoverability of their barter credits and receivables. Factors considered in evaluating recoverability include management’s plans with respect to advertising, circulation and other expenditures for which barter credits and receivables can be used. Any impairment losses are charged to operations as they are determined.
Inventories
     Inventories are priced at the lower of cost (first-in, first-out method) or market value. Most of the inventory consists of newsprint. Newsprint inventory varies from approximately a 30-day to a 45-day supply, depending on availability and market conditions. Damaged newsprint is generally returned to the manufacturer or supplier within 30 days for full credit. Obsolete inventory is generally not a factor. Inventories also include ink and other supplies used in printing newspapers.
Property, Plant and Equipment
     Property, plant and equipment is recorded at cost, and depreciation and amortization is computed principally by the straight-line method over the estimated useful lives of the assets as follows:

Depreciation or
Type of Asset	Amortization Period
Land improvements	5 to 10 years
Buildings and improvements	10 to 40 years
Equipment	3 to 25 years

     Leasehold improvements are amortized over the shorter of the useful life of the improvements or the remaining term of the underlying lease, in accordance with SFAS No. 13 — “Accounting for Leases.”
     Expenditures for maintenance, repairs and minor renovations are charged to expense as incurred. Upon sale or disposition of property and equipment, the cost and related accumulated depreciation and amortization are eliminated from the accounts and any resulting gain or loss is recognized.
Impairment
     In accordance with the SFAS 144 — “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” the Acquired Newspapers review long-lived assets, including finite-lived intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. To date, no such impairment has been indicated. If a review indicates that the carrying value of these assets would not be recoverable as measured based on estimated undiscounted cash flows over their remaining life, the carrying amount would be adjusted to fair value. The cash flow estimates used contain the Acquired Newspapers’ best estimates, using appropriate and customary assumptions and projections. Goodwill and intangibles with an indefinite life are reviewed for impairment as discussed in Note 5.
Other Liabilities
     Other liabilities includes obligations related to retirement obligations (see Note 7 for related balances), workers’ compensation and other long-term benefits.
Unearned Income
     Deferred circulation revenue arises as a normal part of business from advance subscription payments for newspapers.
Income Taxes
     The Acquired Newspapers were not separate taxable entities for federal and certain state income tax purposes. Their results of operations were included in the consolidated federal and state income tax returns of Knight Ridder, Inc. The provision for income taxes in these financial statements is calculated on a separate income tax return basis. The Acquired Newspapers recognize deferred tax assets and liabilities at enacted income tax rates for the temporary differences between the financial reporting bases and the tax bases of their assets and liabilities in accordance with SFAS No. 109 — “Accounting for Income Taxes.” Any effects of changes in income tax rates or tax laws are included in the provision for income taxes in the period of enactment. When it is more likely than not that a portion or all of a deferred tax asset will not be realized in the future, the Acquired Newspapers provide a corresponding valuation allowance against the deferred tax asset, when necessary, to reflect their expected realizable value.
Comprehensive income
     Comprehensive income is defined as net income or loss and other changes in net assets acquired from certain other transactions and events from sources other than the Acquired Newspapers’ parent and its affiliates. Comprehensive income is reflected in the Combined Statement of Changes in Net Assets Acquired. “Accumulated other comprehensive loss” is reported in the Combined Statement of Assets Acquired and Liabilities Assumed as a component of net assets acquired. Comprehensive income relates to additional minimum liabilities recorded in association with the defined benefit pension plans assumed in the August 2, 2006 acquisition transactions described earlier.
Advertising
     Advertising costs are expensed when incurred. Advertising expense for fiscal 2005, 2004 and 2003 was $2.7 million, $5.5 million and $5.3 million, respectively.

Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates.
Net Activity With Parent
     Net Activity with Parent represents activity between the Acquired Newspapers and Knight Ridder, Inc. and its affiliates. Activity principally represents expenditures paid by the former parent on behalf of the newspapers, net of cash paid to the former parent.
Note 2. Income Taxes
     Income tax expense is determined under the provision of Statement of Financial Accounting Standards 109, Accounting for Income Taxes, which requires the use of the liability method.
     Federal, state and local income taxes consist of the following (in thousands):

	December 25, 2005		December 26, 2004		December 28, 2003
	Current	Deferred	Current	Deferred	Current	Deferred
Federal income taxes.	$3,923	$8,123	$4,270	$7,640	$9,791	$2,872
State and local income taxes	1,151	2,262	1,201	2,157	2,763	793

Tax expense	$5,074	$10,385	$5,471	$9,797	$12,554	$3,665

     The differences between income tax expense shown in the financial statements and the amounts determined by applying the federal statutory rate of 35% in each year are as follows:

	December 25,	December 26,	December 28,
	2005	2004	2003
Federal statutory income tax	35%	35%	35%
State and local income taxes, net of federal benefit	6	6	6
Expenses not deductible for tax purposes	—	1	—

Total	41%	42%	41%

     The net deferred tax liability is comprised of the following components (in thousands):

	December 25,	December 26,
	2005	2004
Deferred tax assets
Postretirement benefits other than pensions	$1,005	$1,021
Pensions	12,352	15,929
Compensation and benefit accruals	10,764	11,245
Bad debt reserves	1,822	1,444
Other nondeductible accruals	1,928	1,941

Deferred tax assets	27,871	31,580

Deferred tax liabilities
Depreciation and amortization	94,514	89,281
Other	84	98

Deferred tax liabilities	94,598	89,379

Net deferred tax liability	$66,727	$57,799

Note 3. Workforce Reduction Programs
     The San Jose Mercury News announced workforce reduction programs in the third quarter of 2005. The workforce reduction programs eliminated approximately 56 positions through early retirement programs, voluntary and involuntary buyouts and attrition. All eligible employees received detailed communication of benefits under the plans prior to September 25, 2005. As a result of these plans, charges of approximately $4.7 million were incurred related to employee severance costs and benefits, which are included in “Selling, General and Administrative” in the Combined Statement of Operations for fiscal year 2005. All costs associated with workforce reduction programs were recorded in accordance with the provisions of SFAS No. 146 — “Accounting for Costs Associated with Exit or Disposal Activities.”
Note 4. Related Party Transactions
     The Acquired Newspapers were charged management fees by its former parent, Knight Ridder, Inc. in the amount of $28.2 million, $27.2 million and $25.8 million during fiscal years 2005, 2004 and 2003, respectively. The majority of this charge (approximately 80%) represents allocation of corporate overhead; the remainder are cost allocations related to corporate shared service fees and newsprint handling charges. Career Builder, LLC and Classified Ventures, LLC, joint ventures of the Acquired Newspapers’ former parent, provided services to the Acquired Newspapers for which the newspapers were charged a fee.
Note 5. Goodwill and Other Identifiable Intangible Assets
     In June 2001, the FASB issued SFAS 142 — “Goodwill and Other Intangible Assets.” Under SFAS 142, goodwill and other indefinite-lived intangible assets are no longer amortized, but are reviewed at least annually for impairment. Goodwill and other indefinite-lived intangible assets are required to be tested for impairment between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. Separable intangible assets that are not deemed to have an indefinite life continue to be amortized on a straight line basis over their useful lives.
     The Acquired Newspapers performed their annual reviews for impairment during the fourth quarter of each year. Impairment testing was done at a reporting unit level. Reporting units for purposes of the impairment test are those operating components for which discrete financial information is available and for which operating results are regularly reviewed by management. An impairment loss generally would be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit. The estimated fair value of a reporting unit is determined using a discounted cash flow analysis. As of October 1, 2005, the Acquired Newspapers performed their annual evaluation of goodwill and other indefinite-lived intangible assets and determined that no impairment existed.
Note 6. Acquisitions
     In February 2005, the San Jose Mercury News acquired for $25.0 million the assets of Priceless, LLC, a group of five daily free-distribution newspapers located in the Peninsula south of San Francisco, CA with a combined circulation of over 55,000. These newspapers are the Palo Alto Daily News, San Mateo Daily News, Redwood City Daily News, Burlingame Daily News and Los Gatos Daily News. In May 2005, a sixth new daily free-distribution newspaper was launched under the masthead The East Bay Daily News, to serve the region immediately east of San Francisco.
     In October 2005, the San Jose Mercury News acquired for $11.0 million the Silicon Valley Community Newspapers with a combined circulation of 157,000 copies. The Silicon Valley Community Newspapers publish eight weekly free-distribution newspapers, the San Jose City Times, a legal newspaper, and a glossy publication called Image in the South Bay area surrounding San Jose, CA. In 2005, the Acquired Newspapers also acquired weeklies and targeted publications, including: Jobs & Careers in the San Francisco Bay Area for $2.8 million; and Employment News in the Twin Cities of St. Paul and Minneapolis for approximately $3.3 million.
     The above acquisitions resulted in the Acquired Newspapers recording additions as follows to goodwill, intangible and tangible assets: $36.2 million—goodwill; $2.9 million—mastheads; $1.3 million—other intangibles and $1.7 million—tangible assets. The other intangibles are primarily related to non-compete agreements which are being amortized over a period of five years. Mastheads are deemed to have an indefinite economic life and are not amortized.
Note 7. Retirement Income and Other Postretirement Benefit Plans
Net Periodic Benefit Cost
     The table below shows net periodic benefit cost for retirement income and other postretirement benefit plans.
     Acquired Newspaper-sponsored defined benefit plans. Within this category are three pension plans (Retirement Income Benefits), and postretirement health care benefit arrangements (Other Postretirement Benefits). The employees of the Acquired Newspapers also participated in Knight-Ridder, Inc. defined benefit plans that were not assumed as part of the acquisition transactions as described in Note 1 and have accordingly been excluded from the financial statements. The table shows the components of net periodic benefit cost for the plans that were assumed in the acquisitions.
     Other retirement plans. Retirement Income Benefits are also provided through contributions to multi-employer plans in accordance with collective bargaining agreements, and to defined contribution plans. Net periodic benefit cost with respect to these plans equals the amount contributed.

The measurement date is the last day of the fiscal year. Amounts shown are in thousands.

	Retirement Income Benefits			Other Postretirement Benefits
	2005	2004	2003	2005	2004	2003
Company-sponsored defined benefit plans:
Service cost	$3,548	$3,854	$3,623	$202	$209	$241
Interest cost	9,903	9,896	9,298	129	199	247
Expected return on assets	(11,656)	(11,532)	(11,249)	—	—	—
Amortization of:
Net loss	4,290	3,891	2,553	58	74	51
Prior service cost	1,765	1,680	1,846	(101)	(71)	(89)
Immediate loss recognition	1,692	—	—	—	—	—

Net periodic benefit cost	$9,542	$7,789	$6,071	$288	$411	$450

Other retirement plans:
Multi-employer plans	2,394	2,359	2,595	—	—	—
Defined contribution plans	1,528	1,526	1,607	—	—	—

Net periodic benefit cost	$3,922	$3,885	$4,202	$—	$—	$—

Actuarial Assumptions
     Information reported for Acquired Newspaper-sponsored defined benefit plans reflects assumptions about the future. These assumptions vary by plan, to reflect differences in investment policies, in the periods over which benefits will be paid, in expected compensation increases among covered employees and other differences. The following table summarizes the average values used for our plans, weighted by plan size. The assumption shown for a year is the rate in effect at year-end, except that the expected return on plan assets is the rate in effect at the beginning of the year.

	Retirement Income Benefits			Other Postretirement Benefits
	2005	2004	2003	2005	2004	2003
Discount Rate	5.72%	5.84%	6.25%	5.50%	5.20%	6.25%
Expected return on plan assets	8.56%	8.68%	8.69%
Future compensation increases	3.72%	3.72%	3.80%
Health-care cost trend rate:
Initial Year				10.00%	9.25%	10.00%
Reducing to this percentage by the seventh year				5.00%	5.00%	5.00%
     The discount rate was determined on the basis of an annual study that matches projected benefit payments with the yields on high-quality fixed-income investments maturing when payments will be made on pension plans. In general, discount rates at year-end 2005 are lower than at year-end 2004, due to the decrease in long-term interest rates during 2005. For plans where benefit payments are heavily weighted to the near future (such as postretirement health care benefits), the discount rate is higher as of the end of 2005 than as of the end of 2004, due to the increase in shorter-term interest rates during 2005.
     Another key assumption relates to life expectancy. This assumption was updated for all Acquired Newspaper-sponsored plans as of the end of 2005 and is reflected in the benefit obligations shown as of that date. The new mortality assumption is based on the RP-2000 Mortality Tables. Previous results generally reflected the 1983 Group Annuitant Mortality tables, without projection.
     The expected long-term rate of return on assets for each tax-qualified (funded) pension plan is based on the plans’ investment policy and the expected long-term rate of return for each major asset class.

     The health-care cost trend rate can have a significant effect on the amounts reported for Other Postretirement benefits. A one-percentage-point change in the rate would have the following effects (in thousands):

	One Percentage Point
	Increase	Decrease
Effect on total of service and interest cost components in 2005	$27	$(23)
Effect on postretirement benefit obligation as of December 25, 2005	200	(160)
Net Prepaid (Accrued) Benefit Cost
     The following table shows the annual reconciliation of the projected benefit obligation and the fair value of plan assets for Acquired Newspapers-sponsored defined benefit plans, and shows the development of the net prepaid or (accrued) benefit cost recognized in the Combined Statement of Assets Acquired and Liabilities Assumed. Amounts are in thousands.

	Retirement Income Benefits			Other Postretirement Benefits
	2005	2004	2003	2005	2004	2003
Change in projected benefit obligation
Benefit obligation, beginning of year	$171,969	$153,278	$137,118	$2,505	$2,843	$2,078
Service Cost	3,548	3,854	3,623	202	209	241
Interest Cost	9,903	9,896	9,298	129	199	247
Amendments	(2,767)	—	—	—	(674)	(509)
Actuarial loss (gain)	1,870	13,663	10,069	(370)	(72)	786
Benefits paid	(8,066)	(8,722)	(6,830)	—	—	—
Effect of plan settlement	1,692	—	—	—	—	—

A: Benefit obligation, end of year	$178,149	$171,969	$153,278	$2,466	$2,505	$2,843

Change in fair value of plan assets
Plan assets, beginning of year	$143,990	$136,035	$113,147	$—	$—	$—
Actual return on plan assets	9,681	15,868	23,093	—	—	—
Company contributions	799	809	6,625	—	—	—
Benefits paid	(8,066)	(8,722)	(6,830)	—	—	—

B: Plan assets, end of year	$146,404	$143,990	$136,035	$—	$—	$—

Net prepaid (accrued) benefit cost
Funded status of plan: B-A	$(31,745)	$(27,979)	$(17,243)	$(2,466)	$(2,505)	$(2,843)
Unrecognized net actuarial loss	56,010	56,487	51,083	1,058	1,486	1,633
Unrecognized prior service cost	6,035	10,566	12,247	(1,009)	(1,111)	(508)

Net prepaid (accrued) benefit cost	$30,300	$39,074	$46,087	$(2,417)	$(2,130)	$(1,718)

Significant Events
2005
•	A reduction in force was completed in San Jose in late 2005. The earlier-than-expected termination or retirement of affected employees increased the pension obligation in San Jose by $1.7 million; this increase was included in 2005 pension expense (immediate loss recognition).

•	Collective bargaining agreements reached during 2005 resulted in a decrease in future pension accruals for Guild-represented employees of the San Jose Mercury News.

2004
•	In mid-2004, the postretirement benefit provisions were amended to make changes effective January 1, 2005 to medical benefits for future retirees, medical benefits for certain existing retiree groups.

•	The impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 was recognized effective July 1, 2004. Under the Act, beginning in 2006 the government will provide non-taxable subsidy payments to employers who maintain prescription drug benefits for retirees covered by Medicare, as long as those benefits are “actuarially equivalent” to the prescription drug benefits to be offered by Medicare. The benefits provided have qualified for these payments.
Additional Minimum Liability
     Unlike the projected benefit obligation, the accumulated benefit obligation (ABO) does not include the impact of expected future compensation increases on benefits earned for past service. Special balance sheet recognition of an additional minimum liability is required when a pension plan’s ABO exceeds the fair value of plan assets.
     The additional minimum liability equals the excess, if any, of the plan’s ABO underfunding over the net accrued benefit cost otherwise recognized for the plan. If a prepaid benefit cost is otherwise recognized for the plan, the additional minimum liability equals the sum of the plan’s ABO underfunding and the prepaid cost.
     The following table shows the total projected benefit obligation, total accumulated benefit obligation and total fair value of plan assets as of the end of 2005 and the end of 2004 for all pension plans, and separately for those where the ABO exceeds the fair value of plan assets. Amounts are in thousands.

			Plans Where ABO Exceeds Fair
	All Plans		Value of Assets
	2005	2004	2005	2004
Projected benefit obligation	$178,149	$171,969	$178,149	$171,969
Accumulated benefit obligation	175,820	165,593	175,820	165,594
Fair value of plan assets	146,404	143,990	146,404	143,990
     The following table shows amounts recognized in the Combined Statement of Assets Acquired and Liabilities Assumed as a result of the additional minimum liability provisions. Amounts are in thousands.

	2005	2004	2003
Prepaid benefit cost	$33,198	$40,061	$46,087
Accrued benefit cost	(2,898)	(987)	—
Additional minimum liability	(59,716)	(60,677)	(60,573)
Deferred tax asset	21,958	20,501	19,759
Intangible pension asset	6,035	10,566	12,247
Accumulated other comprehensive loss	31,723	29,610	28,567

Net prepaid benefit cost	$30,300	$39,074	$46,087

Investment Policy
     The following table shows the aggregated asset allocation for funded pension plans at the end of 2005 and 2004, and the weighted average target allocation range by asset category.

		Percentage of Assets at Year End
Asset Category	Target Allocations Range	2005	2004
Equity securities	40% – 70%	65%	68%
Debt securities	23% – 45%	33%	28%
Real estate	0% – 8%	1%	3%
Other	0% – 10%	1%	1%

Total		100%	100%

Expected Cash Flows
     The following table shows the aggregate expected employer contribution for 2006, and aggregate expected benefit payments for the next ten years with respect to Acquired Newspapers-sponsored defined benefit plans. Amounts are in thousands.

	Retirement Income
	Benefits	Other Postretirement
	Funded Plans	Benefits
Expected employer contributions, 2006	$5,134	$—
Benefit Payments:
2006	8,411	50
2007	8,880	110
2008	9,353	180
2009	9,479	230
2010	9,987	280
2011–2015	59,083	2,240
     Contributions to funded pension plans are made by the Acquired Newspapers, and benefits are paid from plan assets. In the case of unfunded retirement income plans and other postretirement benefits, the Acquired Newspapers pay benefits directly to participants.
Note 8. Commitments and Contingencies
Lease commitments
     The Acquired Newspapers lease office and warehouse space under noncancelable lease agreements. Certain leases include renewal provisions at the Acquired Newspapers’ option and require them to pay for certain common area maintenance and other costs.

     At December 25, 2005, the Acquired Newspapers had lease commitments as follows (in thousands):

2006	$3,363
2007	2,809
2008	2,333
2009	2,251
2010	1,701
Thereafter	4,828

Total	$17,285

     Payments under the lease contracts were $5.2 million in fiscal 2005, 2004 and 2003.
Employee Labor Arrangements
     Monterey, St. Paul and San Jose have one or more collective bargaining agreements. During 2006, there will be negotiations for new collective bargaining agreements in St. Paul and San Jose.
Self-insurance and deductibles on casualty insurance
     The Acquired Newspapers are self-insured for the majority of their health insurance costs, including claims filed and claims incurred but not reported. The liability is estimated under the various health insurance and casualty programs on an actuarial undiscounted basis using individual case-based valuations and statistical analysis that are based upon judgment and historical experience. The final cost of many of these claims may not be known for several years. To estimate the liabilities associated with these self-insurance programs, the Acquired Newspapers rely on the advice of consulting actuaries and administrators in determining an adequate liability for self-insurance claims.
Rebate reserve
     The Acquired Newspapers record accruals for customer rebates in the period the advertisement is published, based upon contractual obligations and historical experience. These accruals may increase or decrease if future rebates differ from historical experience. In accordance with advertising contracts, if a customer does not meet the required contractual spending levels, the Acquired Newspapers have the right to “short rate” the customer. Short rate means that a customer may be charged a higher rate for their actual volume. Rebates are recognized as a reduction of revenue. As of December 25, 2005 and December 26, 2004, the Acquired Newspapers’ rebate reserves totaled $1.3 million and $1.4 million, respectively.
Legal matters
     The Acquired Newspapers are involved in litigation and administrative proceedings, primarily libel and copyright infringement actions, bankruptcy proceedings involving the Acquired Newspapers’ advertisers, and environmental and other legal proceedings that have arisen in the ordinary course of business. In the opinion of management, the Acquired Newspapers’ liability under any pending litigation or administrative proceedings will not materially affect the Acquired Newspapers’ consolidated financial position or results of operations.